                                                                  EXHIBIT 4.18


                  AMENDMENT NO. 5 TO THIRD AMENDED AND RESTATED
                        REDUCING REVOLVING LOAN AGREEMENT

                  This Amendment No. 5 to Third Amended and Restated Reducing Revolving Loan Agreement (this "Amendment") dated as of August 24, 2000 among Palace Station Hotel & Casino, Inc., Boulder Station, Inc., Texas Station, Inc., St. Charles Riverfront Station, Inc., Kansas City Station Corporation and Sunset Station, Inc. (collectively, the "Borrowers"), Station Casinos, Inc. ("Parent") (but only for the purpose of making the covenants set forth in Articles 8 and 9 of the Loan Agreement (as defined below)), and Bank of America, N.A., as Administrative Agent (the "Administrative Agent"), is entered into with reference to the Third Amended and Restated Reducing Revolving Loan Agreement dated as of August 25, 1999 among Borrowers, Parent, the Lenders party thereto, Societe Generale, as Documentation Agent, Bank of Scotland, as Co-Agent, and the Administrative Agent (as amended from time to time, the "Loan Agreement"). Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Loan Agreement.

                                    RECITALS

         A. Parent has entered into the Santa Fe Acquisition Agreement (as defined below) to purchase substantially all of the operating assets of Santa Fe Hotel, Inc., a Nevada corporation ("Santa Fe"), located in Las Vegas, Nevada. Parent intends to assign its rights under the Acquisition Agreement to Santa Fe Station, Inc., a Nevada corporation ("Santa Fe Station") and a Wholly-Owned Subsidiary of Parent. Parent and Borrowers desire that the Lenders approve the Santa Fe Acquisition and Lenders desire to so approve on the terms and conditions set forth below.

         B. Parent has entered into the Fiesta Acquisition Agreement (as defined below) to purchase substantially all of the operating assets of Fiesta Hotel Corporation, a Nevada corporation ("Fiesta") and Los Pueblos, Inc., a New Mexico corporation ("Pueblos" and, together with Fiesta, the "Fiesta Sellers") located in North Las Vegas, Nevada. Parent intends to assign its rights under the Acquisition Agreement to Fiesta Palm Station, LLC, a Nevada limited liability company ("Fiesta Station") and a Wholly-Owned Subsidiary of Parent. Parent and Borrowers desire that the Lenders approve the Fiesta Acquisition and Lenders desire to so approve on the terms and conditions set forth below.

         C. Parent and other Borrowers desire to (a) divest themselves of the assets of St. Charles Riverfront Station, Inc. and Kansas City Station Corporation (other than the Real Property listed as item (a) on Annex I hereto (the "St. Charles Real Property"), (b) terminate the status of Kansas City Station Corporation and St. Charles Riverfront Station, Inc. as Borrowers under the Loan Agreement and (c) add St. Charles Riverfront Station as a Sibling Guarantor under the Sibling Guaranty.

         E. Parent, Borrowers and the Lenders further desire to amend the Loan Agreement as set forth below.

                                    AGREEMENT

                  NOW, THEREFORE, Borrowers, Parent and the Administrative Agent, acting with the consent of the Requisite Lenders pursuant to Section 14.2 of the Loan Agreement, agree as follows:

                  1. SECTION 1.1 - NEW DEFINED TERMS. The following defined terms are hereby added to the Loan Agreement.

                           "ACQUISITION PURCHASER" means a wholly-owned
                  Subsidiary of Parent that acquires the capital stock or assets of a New Venture Entity.

                           "BRIDGE TERM COMMITMENT" has the meaning set forth in
                  Section 2.13.

                           "FIESTA" means Fiesta Hotel Corporation, a Nevada
                  corporation.

                           "FIESTA ACQUISITION" means the purchase by Parent,
                  whether in one transaction or in a series of related transactions, of substantially all of the operating assets of the Fiesta Sellers, pursuant to the Fiesta Acquisition Documents.

                           "FIESTA ACQUISITION AGREEMENT" means the Asset
                  Purchase Agreement, dated as of July 19, 2000, between Parent, the Fiesta Sellers and Joe G. Maloof & Co., Inc., a New Mexico corporation.

                           "FIESTA ACQUISITION DATE" means the date upon which
                  the Fiesta Acquisition occurs.

                           "FIESTA ACQUISITION DOCUMENTS" means the Fiesta
                  Acquisition Agreement and the other principal agreements, documents, and instruments executed and delivered in connection therewith.

                           "FIESTA SELLERS" means, collectively, Fiesta and
                  Pueblos.

                           "FIESTA STATION" means Fiesta Palm Station, LLC, a
                  Nevada limited liability company.

                           "FIRST PRIORITY LIEN" means a Lien that is of the
                  first priority, except for Liens and Negative Pledges permitted by Section 6.6 of the Loan Agreement.

                           "MISSOURI SALE AGREEMENTS" means the Asset Purchase
                  Agreements and the other principal instruments, documents and agreements pursuant to which the assets of St. Charles Riverfront Station, Inc. (other than the St. Charles Real Property) and of Kansas City Station Corporation shall be sold to "KC Opco" and "SC Opco", two Delaware limited liability companies to be formed by certain members of the management of Parent.

                           "PUEBLOS" means Los Pueblos, Inc., a New Mexico
                  corporation.

                           "SANTA FE" means Santa Fe Hotel, Inc., a Nevada
                  corporation.

                           "SANTA FE ACQUISITION" means the purchase by Parent
                  and/or Santa Fe Station, whether in one transaction or in a series of related transactions, of substantially all of the operating assets of Santa Fe Hotel, Inc., a Nevada corporation, pursuant to the Santa Fe Acquisition Documents.

                           "SANTA FE ACQUISITION AGREEMENT" means the Asset
                  Purchase Agreement, dated as of June 12, 2000, between Parent, Santa Fe and Santa Fe Gaming Corporation, a Nevada corporation.

                           "SANTA FE ACQUISITION DATE" means the date upon which
                  the Santa Fe Acquisition occurs.

                           "SANTA FE ACQUISITION DOCUMENTS" means the Santa Fe
                  Acquisition Agreement and the other principal agreements, documents and instruments executed and delivered in connection therewith.

                           "SANTA FE STATION" means Santa Fe Station, Inc., a
                  Nevada corporation.

                           "ST. CHARLES REAL PROPERTY" means the Real Property
                  located in Nevada and more fully described in item (a) of Annex I to Amendment No. 5 to the Third Amended and Restated Reducing Revolving Loan Agreement dated as of August 24,
                  2000 among the Borrowers, Parent and the Administrative Agent.

                  2. SECTION 1.1 - AMENDED DEFINED TERMS. The following defined terms are amended in full to read as follows:

                           "FACILITY INCREASE AMOUNT" means the amount, not in
                  excess of $200,000,000, by which the Commitments are increased pursuant to a Facility Increase.

                           "FIXED CHARGE COVERAGE" means, as of the last day of
                  each Fiscal Quarter, the RATIO of:

                           (a) Annualized Adjusted EBITDA of Borrowers for the
                  fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters (PROVIDED THAT the portion of Annualized Adjusted EBITDA which is attributable to any New Venture Entity which becomes a Borrower during that period shall be determined on the basis of the operating results of such New Venture Entity from the date upon which it became a Borrower, annualized on a straight line basis), MINUS Cash Income Taxes of Borrowers for such fiscal period; TO

                           (b) the SUM of (i) Interest Charges of Borrowers for
                  such fiscal period with respect to Indebtedness OTHER THAN Indebtedness owed to Parent or a Restricted

                  Subsidiary (PROVIDED THAT such Interest Charges shall be adjusted on a pro forma basis to include the Interest Charges associated with Indebtedness in an amount equal to the consideration paid by an Acquisition Purchaser to acquire any New Venture Entity which becomes a Borrower hereunder during that period (including any Indebtedness assumed in connection with such acquisition) annualized on a straight line basis) PLUS (ii) Maintenance Capital Expenditures of Borrowers made during such fiscal period PLUS (iii) the aggregate of (A) all principal payments on the Notes made during such fiscal period required by Section 3.1(d)(i), (B) all voluntary principal prepayments on the Notes made during such fiscal period to the extent that such prepayment reduced or eliminated the amount of a subsequent principal payment on the Notes which would otherwise be required by Section 3.1(d)(i) and (C) all scheduled principal payments on all Indebtedness of Borrowers during such fiscal period and PLUS (iv) Interest Charges of Borrowers for such fiscal period with respect to Deemed Intercompany Indebtedness calculated at an interest rate that is not less than the Minimum Intercompany Rate.

                           "FUNDED DEBT RATIO" means, with respect to any Person
                  and as of the last day of each Fiscal Quarter, the RATIO OF
                  (a) Average Quarterly Adjusted Funded Debt of that Person for that Fiscal Quarter to (b) Annualized Adjusted EBITDA of that Person for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters (PROVIDED THAT the portion of Annualized Adjusted EBITDA which is attributable to any New Venture Entity which becomes a Borrower during that period shall be determined on the basis of the operating results of such New Venture Entity from the date upon which it became a Borrower, annualized on a straight line basis).

                           "PARENT TANGIBLE NET WORTH" means, as of any date of
                  determination, the consolidated Stockholders' Equity of Parent and its Subsidiaries on that date minus the aggregate Intangible Assets (OTHER than the value of goodwill and intangibles associated with the Santa Fe Acquisition and the Fiesta Acquisition) of Parent and its Subsidiaries on that date, PROVIDED that in the calculation thereof, the impact of equity derivative transactions entered into by Parent with one or more financial institutions with respect to capital stock of Parent shall be excluded.

                  3. SECTION 2.13 - FACILITY INCREASE. The first paragraph of Section 2.13 of the Loan Agreement is hereby amended in full to read as follows:

                           "2.13 FACILITY INCREASE. Borrowers may, at any time,
                  request a Facility Increase pursuant to this Section in a Facility Increase Amount not in excess of $200,000,000. The Facility Increase may consist of either an increase to the principal amount of the Line B Commitment, or a new term loan commitment in an amount not in excess of $100,000,000 (the "Bridge Term Commitment" which, together with any refinancings thereof shall thereafter be considered to be a "Commitment" hereunder), or any combination thereof, provided that any extension or refinancing of any Facility Increase shall not be deemed a usage of the Facility Increase. The procedure for a Facility Increase shall be as follows:

                  (a.) Borrowers shall notify the Administrative Agent in writing of its request for a Facility Increase, which request shall (i) specify the maximum amount of the Facility Increase requested and (ii) describe the proposed uses of the proceeds of the Facility Increase Amount.

                  (b.) The Administrative Agent shall promptly forward the request for a Facility Increase and related materials to the Lenders for their consideration. Each Lender may determine, in its sole and absolute discretion, whether or not to participate in the Facility Increase and, if it does elect to participate, the maximum level of its participation; PROVIDED that the approval of the Lenders as a whole shall not be required for a Facility Increase in accordance with this Section.

                  (c.) As soon as practicable, each Lender shall notify the Administrative Agent in writing whether or not it wishes to participate in the Facility Increase and, if so, the maximum level of such participation. The Lenders shall use their best efforts to respond promptly to such request, but shall not be required to respond to such request sooner than 10 Banking Days after receipt of the request for Facility Increase. The Administrative Agent shall promptly forward such notifications to Borrower. Any Lender that has not so notified the Administrative Agent within 10 Banking Days after receipt of the request for Facility Increase shall be deemed to have declined to participate in the Facility Increase.

                  (d.) If the aggregate amount of the maximum levels of participation in the Facility Increase set forth in the Lender notifications is equal to or less than the maximum amount of the Facility Increase requested by Borrowers, then the Facility Increase shall be implemented, with each Lender's participation in the Facility Increase at the maximum level indicated in their respective notifications. If the aggregate amount of the maximum levels of participation set forth in the Lender notifications is greater than the requested amount of the maximum Facility Increase, then the Facility Increase shall be implemented by scaling back each Lender's level of participation in the Facility Increase to a level that is mutually acceptable to Borrowers and the Administrative Agent.

                  (e.) If the aggregate amount of the maximum levels of participation in the Facility Increase set forth in the Lender notifications is less than the maximum amount of the Facility Increase requested by Borrowers, Borrowers may, at their election, solicit (through the Administrative Agent) any other institutional lender that is an Eligible Assignee and reasonably acceptable to the Administrative Agent to participate in the balance of the requested maximum Facility Increase amount.

                  (f.) After completion of the foregoing, the Administrative Agent shall give written notification to the Lenders and any new lenders of the Facility

                           Increase Amount and the level of participation of each Lender and such lender in the increased Line B Commitment (or, where applicable, the Bridge Term Commitment), and thereupon the Facility Increase shall become effective. Concurrently therewith, any new lender shall execute and deliver a joinder to this Agreement in form and substance satisfactory to the Administrative Agent and Borrowers and shall become a Lender for all purposes hereunder.

                  (g.) It is expressly acknowledged that the Pro Rata Shares of the Lenders in any Commitments resulting from a Facility Increase need not be equal and ratable, and that, in the case of a Term Bridge Commitment, that the Bridge Term Commitment may have an escalating interest rate in excess of the rates otherwise payable hereunder and may provide for a final maturity date for the Bridge Term Commitment which is different from the Maturity Date. Any extension or refinancing of the Bridge Term Commitment shall be at the discretion of the Lenders having an interest therein, and shall not require an affirmative vote of the other Lenders.

                  (h.) Borrowers shall execute and deliver such new Notes to the Lenders as are necessary to reflect the foregoing. The Administrative Agent shall also prepare and circulate a revised SCHEDULE 1.1 giving effect to the Facility Increase.

                  (i.) The Lenders participating in any Facility Increase Amount shall be entitled to the ratable and pari passu benefit of the Collateral Documents, the Parent Guaranty and the Sibling Guaranty."

                  4. SECTION 6.6 - LIENS AND NEGATIVE PLEDGES. Section 6.6(i) of the Loan Agreement is hereby amended in full, and new Sections 6.6(j) and (k) are hereby added, each to read in full as follows:

                           "(i)     any Permitted Sale/Leaseback;

                           (j) Liens on any personal property or fixtures owned by Fiesta Station having a value not in excess of $15,000,000 in the aggregate, which secure obligations of Fiesta Station under any synthetic lease, financing lease or similar arrangement; and

                           (k) Liens on any personal property or fixtures owned by Santa Fe Station having a value not in excess of $15,000,000 in the aggregate, which secure obligations of Santa Fe Station under any synthetic lease, financing lease or similar arrangement."

                  5. APPROVAL OF SANTA FE ACQUISITION. The Lenders hereby approve the Santa Fe Acquisition; PROVIDED that substantially concurrently therewith (a) the Santa Fe Acquisition is consummated substantially in the manner contemplated by the executed copy of the Santa Fe Acquisition Agreement heretofore delivered to the Administrative Agent (it being understood that all or a portion of the Santa Fe property may be leased for a period from Santa Fe),
(b) Santa Fe Station executes and delivers to the Administrative Agent the Joinder Agreement making it an additional Borrower, (c) Borrowers deliver to Administrative Agent such amended Schedules to the Loan Agreement as are necessary to reflect the addition of Santa Fe Station as an additional Borrower, which amended Schedules shall be reasonably acceptable to the Administrative Agent, (d) Santa Fe Station executes and delivers to the Administrative Agent such Collateral Documents and related UCC-1 statements and trademark filings as may be required to result in a First Priority Lien on all of the assets of Santa Fe Station in favor of the Administrative Agent to secure the Obligations, (e) Parent executes and delivers to the Administrative Agent written confirmation of its obligation to pledge its equity interest in Santa Fe Station to Lenders pursuant to Section 8.2, subject to necessary Gaming Board approval, (f) Santa Fe Station executes and delivers to Administrative Agent such deeds of trust, and obtains such title insurance policies as shall be in form and substance satisfactory to the Requisite Lenders, as shall be required to comply with the provisions of Sections 5.11 and 8.3, (g) Parent and Santa Fe Station deliver a certificate, signed by a Responsible Official of each such Party, to the effect that (i) attached thereto is a true, correct and complete fully executed copy of the Santa Fe Acquisition Agreement, (ii) the Santa Fe Acquisition has been completed in accordance with the terms of then Santa Fe Acquisition Documents and all applicable Laws, including all Gaming Laws and (iii) all Governmental Approvals required to complete the Santa Fe Acquisition have been obtained, (g) Santa Fe and/or Santa Fe Station, as applicable, shall divest itself of all gaming assets and Investments not located in the greater Las Vegas, Nevada metropolitan area and (h) Parent, Santa Fe Station and the other Borrowers deliver, or cause to be delivered, such authorizing resolutions, legal opinions and other closing documents as may be reasonably requested by the Administrative Agent.

                  6. APPROVAL OF FIESTA ACQUISITION. The Lenders also hereby approve the Fiesta Acquisition; PROVIDED that substantially concurrently therewith (a) the Fiesta Acquisition is consummated in the manner contemplated by the executed copy of the Fiesta Acquisition Agreement heretofore delivered to the Administrative Agent, (b) Fiesta Station executes and delivers to the Administrative Agent the Joinder Agreement making it an additional Borrower, (c) Borrowers deliver to Administrative Agent such amended Schedules to the Loan Agreement as are necessary to reflect the addition of Fiesta Station as an additional Borrower, which amended Schedules shall be reasonably acceptable to the Administrative Agent, (d) Fiesta Station executes and delivers to the Administrative Agent such Collateral Documents and related UCC-1 statements and trademark filings as may be required to result in a First Priority Lien on all of the assets of Fiesta Station in favor of the Administrative Agent to secure the Obligations, (e) Parent executes and delivers to the Administrative Agent written confirmation of its obligation to pledge its equity interest in Fiesta Station to Lenders pursuant to Section 8.2, subject to necessary Gaming Board approval, (f) Fiesta Station executes and delivers to Administrative Agent such deeds of trust, and obtains such title insurance policies as shall be in form and substance satisfactory to the Requisite Lenders, as shall be required to comply with the provisions of Sections 5.11 and 8.3, (g) Parent and Fiesta Station deliver a certificate, signed by a Responsible Official of each such Party, to the effect that (i) attached thereto is a true, correct and complete fully executed copy of the Fiesta Acquisition Agreement, (ii) the Fiesta Acquisition has been completed in accordance with the terms of then Fiesta Acquisition Documents and all applicable Laws, including all Gaming Laws and
(iii) all Governmental Approvals required to complete the Fiesta Acquisition have been obtained, (g) the Fiesta Sellers and/or Fiesta Station, as applicable, shall divest itself of all gaming assets and Investments not located in the greater Las Vegas, Nevada metropolitan area and (h) Parent, Fiesta Station and the other Borrowers deliver, or cause to be delivered, such authorizing resolutions, legal opinions and other closing documents as may be reasonably requested by the Administrative Agent.

                  7. APPROVAL OF MISSOURI SALE. The Lenders also hereby approve the concurrent sale of the assets of St. Charles Riverfront Station, Inc. (other than the St. Charles Real Property) and Kansas City Station Corporation pursuant to the Missouri Sale Agreements for a purchase price of not less than $475,000,000 (subject to certain purchase price adjustments), payable in cash, subject to the fulfillment of each of the following conditions precedent:

                  (a) Kansas City Station Corporation and St. Charles Riverfront Station, Inc. shall be terminated as Borrowers under the Loan Agreement pursuant to an agreement acceptable to the Administrative Agent, consented to by Parent, the other Borrowers and each guarantor of the Obligations;

                  (b) St. Charles Riverfront Station, Inc. shall execute and deliver to the Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, an Instrument of Joinder, pursuant to which St. Charles Riverfront Station, Inc. shall become a Sibling Guarantor under the Sibling Guaranty; and

                  (c) The Borrowers shall cause the delivery to the Administrative Agent of endorsements to the policies of title insurance held by the Administrative Agent as are requested by the Administrative Agent.

Concurrently with the consummation of the transactions contemplated by this
Section 7, the Administrative Agent is authorized and directed by the Lenders to
(i) deliver to the Parent writings confirming the termination of the status of Kansas City Station Corporation and St. Charles Riverfront Station, Inc. as Borrowers under the Loan Agreement and (ii) other than such documentation as shall be executed by St. Charles Riverfront Station, Inc. in connection with the transactions contemplated by this Amendment, releases of all mortgages, deeds of trust and other Collateral Documents to the extent that Kansas City Station Corporation and/or St. Charles Riverfront Station is a party thereto, together with all such UCC termination statements, partial reconveyance statements and other similar documents as may be required or reasonably necessary to evidence the termination of the Liens of the Administrative Agent in their respective assets (other than the St. Charles Real Property).

                  8. CERTAIN PREPAYMENTS. In connection with the sale of the assets of St. Charles Riverfront Station, Inc. (other than the St. Charles Real Property) and Kansas City Station Corporation, Parent intends to prepay approximately $5,600,000 of purchase money Indebtedness owed to The CIT Group. Parent also proposes to prepay not more than $11,400,000 of other senior Indebtedness of Parent and its Subsidiaries during the period prior to December 31, 2000. The Lenders hereby agree that the prepayment of the Indebtedness contemplated by this Section 8 shall not be subject to the covenant set forth in
Section 9.18 of the Loan Agreement.

                  9. GUARANTY OF MISSOURI BOND PREMIUM. The parents of the purchasers of the assets of St. Charles Riverfront Station, Inc. and Kansas City Station Corporation (collectively, the "Purchaser Group") intend to issue, in the aggregate, $490,000,000 of senior notes to finance the purchase thereof from Parent and its Subsidiaries. In the event that such notes are sold prior to the consummation of the sale, the proceeds thereof will be held in an escrow account pending the issuance of gaming licenses to the Purchaser Group and the satisfaction of other conditions to the sale transaction and to the release of the escrow funds. In the event that such conditions are not met by February 27, 2001, the notes will be subject to a special mandatory redemption at 101% of their original principal amount plus accrued and unpaid interest thereon.

While Parent and its Subsidiaries shall have no other liabilities with respect to such notes, in order to facilitate the transaction, Parent intends to issue a guaranty of the difference between (a) the amount deposited into the escrow account from the net proceeds of the notes after discounts, commissions, expenses and other applicable charges, and (b) the amount required to redeem the notes (including the payment of the 1% redemption premium thereon, accrued interest and any other applicable charges), in the event that the Purchaser Group is unable to obtain the requisite Missouri gaming licenses, satisfy the other conditions to the release of escrowed funds and/or consummate the transaction. The Lenders hereby consent to the issuance of the guaranty described in this Section 9 as so limited.

                  10. EXEMPTION OF AUBURN LAND FROM PLEDGE. The Lenders hereby agree that the approximately 49 acre site purchased by Parent and its Subsidiaries and located in the Sacramento, California area for approximately $1,160,000 and intended for use in connection with the Auburn Community Indian Casino shall not be required to be subject to a Lien in favor of the Administrative Agent and the Lenders.

                  11. CONDITIONS PRECEDENT. The effectiveness of this Amendment shall be conditioned upon receipt by the Administrative Agent of all of the following:

                           (a) Counterparts of this Amendment executed by all parties hereto;

                           (b) Written consents of each of the Sibling Guarantors to the execution, delivery and performance hereof in the form of Exhibit A to this Amendment;

                           (c) Written consent of the Lenders as required under Section 14.2 of the Loan Agreement in the form of Exhibit B to this Amendment; and

                           (d) Such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders reasonably may require.

                  12. REAL PROPERTY DOCUMENTATION. Not later than 90 days after the date of this Amendment, Parent shall execute or cause the appropriate Borrower to execute such deeds of trust or other documents (including, without limitation, title insurance policies or a written commitment from a nationally recognized title insurance company to issue such policies), each in form and substance reasonably satisfactory to Administrative Agent, as shall be reasonably required by Administrative Agent for purposes of complying with
Section 5.11 and/or Section 8.3 of the Loan Agreement with respect to the Real Property described on Annex I hereto. Each of the parties hereto acknowledges that the failure to comply with this Section 12 shall constitute an Event of Default under the Loan Agreement.

                  13. CONSENT TO AMENDMENT TO INDENTURES. The Lenders hereby consent to the Amendment of the Model Indenture so as to (a) modify the definition of "Consolidated Net Income" to exclude only the $110,000,000 nonrecurring loss resulting from the write-down of asset values related to Station Casino St. Charles in the fiscal year ended December 31, 1999 (and not all extraordinary or non-recurring losses), and (b) modify the Restricted Payments covenant so that negative extraordinary charges that are not reflected in Consolidated Net Income, other than the $110,000,000 nonrecurring loss resulting from the write-down of asset values related to Station Casino St. Charles in the fiscal year ended December 31, 1999, will reduce Consolidated Net Income available for "Restricted Payments" (as defined therein), in each case in the form of the draft heretofore supplied to the Administrative Agent.

                  14. REPRESENTATIONS AND WARRANTIES. Borrowers hereby represent and warrant that no Default or Event of Default has occurred and remains continuing.



                [Remainder of this page intentionally left blank]

                  15. CONSENT OF PARENT. The execution of this Amendment by Parent shall constitute its consent, in its capacity as guarantor under the Parent Guaranty, to this Amendment.

                  16. CONFIRMATION. In all other respects, the terms of the Loan Agreement and the other Loan Documents are hereby confirmed.

                  IN WITNESS WHEREOF, Borrowers and the Administrative Agent have executed this Amendment as of the date first above written by their duly authorized representatives.

                         PALACE STATION HOTEL & CASINOS, INC.
                         BOULDER STATION, INC.
                         TEXAS STATION, INC.
                         ST. CHARLES RIVERFRONT STATION, INC.
                         KANSAS CITY STATION CORPORATION
                         SUNSET STATION, INC.



                         By:      /s/ Glenn C. Christenson
                                  ----------------------------------------------
                                  Glenn C. Christenson, Senior Vice President


                         STATION CASINOS, INC.


                         By:      /s/ Glenn C. Christenson
                                  ----------------------------------------------
                                  Glenn C. Christenson, Executive Vice President and Chief Financial Officer


                         BANK OF AMERICA, N.A., as Administrative Agent


                         By:      /s/ Janice Hammond
                                  ----------------------------------------------
                                  Janice Hammond
                                  Vice President